Exhibit 3.2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201	Filed in the office of	Document Number
(775) 684-5708 Website: www.nvsos.gov	/s/ Barbara K. Cegavske	20170342071-67
	Barbara K. Cegavske	Filing Date and Time
	Secretary of State	08/09/2017 1:10 PM
	State of Nevada	Entity Number
Certificate of Correction		E0248022014-0
(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1.  The name of the entity for which correction is being made:

Notional Art Exchange, Inc. (Formerly, Tianhe Union Holding Limited)

2. Description of the original document for which correction is being made:

Certificate of Amendment (Document Number: 20170340782-24)

3. Filing date of the original document for which correction is being made:	08/08/2017

4. Description of the inaccuracy or defect:

The Certificate of Amendment filed on August 8, 2017 incorrectly stated that Article 1 of the Articles of Incorporation of the Corporation is hereby amended to change the name of corporation to “Notional Art Exchange, Inc.” We are correcting the foregoing amendment to reflect that Article 1 of the Articles of Incorporation of the Corporation is amended to change the name of corporation to “National Art Exchange, Inc.”

5. Correction of the inaccuracy or defect:

Article 1 of the Articles of Incorporation of the Corporation is hereby amended to change the name of corporation to “National Art Exchange, Inc.”

6. Signature:

x /s/ Qiliang Zheng	Chief Executive Officer	08/09/2017
Authorized Signature	Title *	Date

*If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Correction
Revised: 1-5-15

SECRETARY OF STATE

STATE OF NEVADA

# NEVADA STATE BUSINESS LICENSE

## NATIONAL ART EXCHANGE, INC.

**Nevada Business Identification # NV20141317449**

### Expiration Date: May 31, 2018

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on August 9, 2017

Barbara K. Cegavske
Secretary of State

***You may verify this license at www.nvsos.gov under the Nevada Business Search.***

**License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law cannot be waived.**